Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Fiserv, Inc. of our report dated August 24, 2007, relating to the consolidated financial statements of CheckFree Corporation (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, by CheckFree Corporation on July 1, 2005, as described in Note 1), appearing in the Current Report on Form 8-K of Fiserv, Inc. dated November 13, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 13, 2007